Exhibit 99.1

RPM INCREASES CASH DIVIDEND FOR 47th CONSECUTIVE YEAR

Quarterly payment of $0.38 per share is 5.6% increase over prior year

MEDINA, Ohio – October 8, 2020 – RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.38 per share, payable on October 30, 2020, to stockholders of record as of October 19, 2020. This payment represents a 5.6 percent increase over the $0.36 quarterly cash dividend paid at this time last year.

This action marks RPM’s 47th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 41 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the Mergent Handbook of Dividend Achievers. During this timeframe, the company has returned approximately $2.6 billion in cash dividends to its stockholders. At a share price of $85.00, RPM’s dividend yield would be 1.8 percent.

“One of the primary ways we continuously reward our shareholders is by annually increasing our cash dividend,” stated Frank C. Sullivan, RPM chairman and CEO. “Increasing the dividend, combined with an appreciating stock price, is key to our ability to consistently deliver long-term value and outperform the cumulative total return of the broader market.”

At the meeting, four directors were elected to serve in Class III with three-year terms expiring at the annual meeting of stockholders in 2023. They included Julie A. Lagacy, vice president of global information services and chief information officer of Caterpillar Inc.; Robert A. Livingston, retired president and chief executive officer of Dover Corporation; Frederick R. Nance, global managing partner of Squire Patton Boggs (US) LLP; and William B. Summers Jr., retired chairman and chief executive officer of McDonald Investments Inc.

About RPM RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: Consumer Group, Construction Products Group, Performance Coatings Group and Specialty Products Group. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 14,600 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-2735090 or rgordon@rpminc.com.

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